AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2020

REGISTRATION NO. 333-235653

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Bermuda	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

+1 (441) 294-3309

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Ralph Klatzkin

Brookfield Infrastructure US Holdings I Corporation

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York 10281

(212) 417-7000

(Name, Address and Telephone Number of Agent for Service)

Copies to:

TORYS LLP

1114 AVENUE OF THE AMERICAS, 23RD FLOOR

NEW YORK, NY 10036

ATTENTION: MILE T. KURTA

(212) 880-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Limited Partnership Units	47,000,000(1)(2)(3)	N/A	$2,406,775,000(3)	$312,399.40(3)

(1)

Represents the maximum number of the Registrant’s non-voting limited partnership units (“LP Units”) to be issued by the Registrant or to be delivered by Brookfield Infrastructure Corporation (“BIPC”) or Brookfield Asset Management Inc. (“Brookfield”), in each case in connection with the exchange, redemption or acquisition, as applicable, from time to time of class A exchangeable subordinate voting shares (“Exchangeable Shares”) of BIPC. The number of LP Units represents a good-faith estimate of the maximum number of LP Units expected to be issued upon exchange, redemption or acquisition of Exchangeable Shares (including upon liquidation, dissolution, or winding up of BIPC) to be outstanding following the special distribution described in the prospectus filed as part of this registration statement.

(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional LP Units as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)

Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The Registrant previously paid a registration fee of $286,353,73 on December 20, 2019 for 43,000,000 LP Units based on the average of the high and low prices of the LP Units on the New York Stock Exchange on December 16, 2019 and paid a registration fee of $26,045.67 on March 3, 2020 to register an additional 4,000,000 LP Units based on the average of the high and low prices of the LP Units on the New York Stock Exchange on February 28, 2020.

The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated March 10, 2020.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Limited Partnership Units

This prospectus relates to up to 46.5 million non-voting limited partnership units (the “LP Units”) of Brookfield Infrastructure Partners L.P. (the “Partnership,” or “we”, “us” and “our”) that may be issued by the Partnership or delivered by Brookfield Infrastructure Corporation (“BIPC”) to satisfy any exchange, redemption or acquisition of class A exchangeable subordinate voting shares (the “Exchangeable Shares”) of BIPC (including, if applicable, in connection with liquidation, dissolution or winding up of BIPC).

Brookfield Asset Management Inc. (“Brookfield” or the “selling unitholder”) has also agreed that, in the event that neither BIPC nor the Partnership has satisfied an exchange request by a holder of Exchangeable Shares, then Brookfield, as selling unitholder, will satisfy until the fifth anniversary of the distribution date (as defined below) such exchange requests by paying such cash amount or delivering such LP Units (up to 46.5 million LP Units) pursuant to this prospectus.

On or about March 31, 2020 (the “distribution date”), the Exchangeable Shares will be distributed to our unitholders pursuant to a special distribution (the “Special Distribution”) and additionally to Brookfield and its subsidiaries (other than entities within our group). Each Exchangeable Share will be exchangeable at the option of the holder thereof for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent, as more fully described in this prospectus.

None of the Partnership, BIPC or Brookfield will receive any cash proceeds from the issuance or delivery of any LP Units upon exchange, redemption or acquisition, as applicable, of Exchangeable Shares pursuant to this prospectus.

The LP Units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “BIP” and the Toronto Stock Exchange (“TSX”) under the symbol “BIP.UN.”

Investing in the LP Units involves risks. Please see “Risk Factors” beginning on page 3 of this prospectus, and in similarly-captioned sections in the documents incorporated by reference herein, for a discussion of risk factors you should consider before investing in the LP Units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to LP Units of the Partnership to be issued, from time to time, in connection with the exchange, redemption or acquisition, if any, of Exchangeable Shares of BIPC (including in connection with liquidation, dissolution or winding up of BIPC). We, BIPC or the selling unitholder may issue or deliver, as the case may be, to holders of Exchangeable Shares, at any time and from time to time, LP Units in exchange for Exchangeable Shares under circumstances that are more fully described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all the information included in the registration statement. For further information, you are referred to the registration statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus together with any applicable prospectus supplement thereto, and in any free writing prospectus that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of LP Units made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any free writing prospectus that we may provide to you. We and the selling unitholder have not authorized anyone else to provide you with other information. We and the selling unitholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless the context requires otherwise, when used in this prospectus, the term “Partnership” refers to Brookfield Infrastructure Partners L.P. alone; the terms “Brookfield Infrastructure,” “we,” “us” and “our” refer to, collectively, the Partnership, Brookfield Infrastructure L.P. (the “Holding LP”), the subsidiaries of the Holding LP, from time to time, through which we hold all our interests in the operating entities, which are the entities that directly or indirectly hold our current operations and assets that we may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements; the term “general partner” refers to Brookfield Infrastructure Partners Limited, the Partnership’s general partner. References to “our group” mean, collectively, the Partnership and BIPC. Unless otherwise noted or the context otherwise requires, the disclosure in this prospectus assumes that the Special Distribution has been completed and BIPC has acquired its operating subsidiaries from the Partnership, although BIPC will not acquire such subsidiaries until prior to the Special Distribution.

The financial information contained in or incorporated by reference this prospectus and any prospectus supplement, unless otherwise indicated, is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws. These forward-looking statements and information also relate to, among other things, the expansion of our business, our objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as “anticipate”, “believe”, “could”, “estimate”, “likely”, “expect”, “intend”, “may”, “continue”, “plan”, “potential”, “objective”, “tend”, “seek”, “target”, “foresee”, “aim to”, “outlook”, “endeavor”, “will”, “would” and “should”, or the negative of those terms or other comparable terminology. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable. Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.

Factors that could cause our actual results to differ materially from those contemplated or implied by the statements in this prospectus and the documents incorporated by reference in this prospectus include, without limitation:

•	our active and advanced pipeline of new investment opportunities may not be completed as planned;

•	our assets are or may become highly leveraged and we intend to incur indebtedness above the asset level;

•	we are a holding entity that relies on its subsidiaries to provide the funds necessary to pay our distributions and meet our financial obligations;

•

future sales and issuances of our LP Units, preferred units or securities exchangeable for our LP Units, including Exchangeable Shares, or the perception of such sales or issuances, could depress the trading price of our LP Units;

•	pending acquisitions, dispositions and other transactions may not be completed on the timeframe or in the manner contemplated, or at all;

•	deployment of capital for our committed backlog and other projects we are pursuing may be delayed, curtailed or redirected altogether;

•	acquisitions may subject us to additional risks and the expected benefits of our acquisitions may not materialize;

•	foreign currency risk and risk management activities;

•	increasing political uncertainty, which may impact our ability to expand in certain markets;

•	general economic conditions and risks relating to the economy;

•	commodity risks;

•	alternative technologies could impact the demand for, or use of, the businesses and assets that we own and operate and could impair or eliminate the competitive advantage of our businesses and assets;

•	availability and cost of credit;

•	government policy and legislation change;

•	exposure to uninsurable losses and force majeure events;

•	infrastructure operations may require substantial capital expenditures;

•	labour disruptions and economically unfavourable collective bargaining agreements;

•	exposure to occupational health and safety related accidents;

•	exposure to increased economic regulation and adverse regulatory decisions;

•	exposure to environmental risks, including increasing environmental legislation and the broader impacts of climate change;

•	high levels of government regulation upon many of our operating entities, including with respect to rates set for our regulated businesses;

•	First Nations claims to land, adverse claims or governmental claims may adversely affect our infrastructure operations;

•	the competitive market for acquisition opportunities and the inability to identify and complete acquisitions as planned;

•	our ability to renew existing contracts and win additional contracts with existing or potential customers;

•	timing and price for the completion of unfinished projects;

•	some of our current operations are held in the form of joint ventures or partnerships or through consortium arrangements;

•	our infrastructure business is at risk of becoming involved in disputes and possible litigation;

•	some of our businesses operate in jurisdictions with less developed legal systems and could experience difficulties in obtaining effective legal redress, which creates uncertainties;

•	actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;

•	reliance on technology and exposure to cyber-security attacks;

•	customers may default on their obligations;

•	reliance on tolling and revenue collection systems;

•	our ability to finance our operations due to the status of the capital markets;

•	changes in our credit ratings;

•	our operations may suffer a loss from fraud, bribery, corruption or other illegal acts;

•	Brookfield’s influence over us and our dependence on Brookfield as our service provider;

•	the lack of an obligation of Brookfield to source acquisition opportunities for us;

•	our dependence on Brookfield and its professionals;

•	interests in our general partner may be transferred to a third party without unitholder or preferred unitholder consent;

•	Brookfield may increase its ownership of us;

•

our master services agreement (the “Master Services Agreement”) as described in Item 6.A “Directors and Senior Management — Our Master Services Agreement” of our Annual Report (as defined herein) and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of unitholders or preferred unitholders;

•	conflicts of interest between us, our preferred unitholders and our unitholders, on the one hand, and Brookfield, on the other hand;

•	our arrangements with Brookfield may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties;

•	our general partner may be unable or unwilling to terminate our Master Services Agreement;

•	the limited liability of, and our indemnification of, our service provider;

•	our unitholders and preferred unitholders do not have a right to vote on partnership matters or to take part in the management of us;

•	the market price of our LP Units and preferred units may be volatile;

•	dilution of existing unitholders;

•	adverse changes in currency exchange rates;

•	investors may find it difficult to enforce service of process and enforcement of judgments against us;

•	we may not be able to continue paying comparable or growing cash distributions to unitholders in the future;

•	the Partnership may become regulated as an investment company under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”);

•	we are exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•	we may be subject to the risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within an organizational structure;

•	effectiveness of our internal controls over financial reporting;

•	changes in tax law and practice; and

•	other factors described in our Annual Report, including, but not limited to, those described under Item 3.D “Risk Factors” and elsewhere in our Annual Report.

The risk factors included in our Annual Report and in the other documents incorporated by reference in this prospectus could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus. We disclaim any obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required by applicable law.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in LP Units. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.

Brookfield Infrastructure Partners L.P.

We are a Bermuda exempted limited partnership that was established on May 21, 2007 under the provisions of the Bermuda Exempted Partnerships Act 1992 and the Bermuda Limited Partnership Act 1883. Our head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 294-3309.

The Partnership’s sole material assets are its managing general partnership interest and preferred limited partnership interest in the Holding LP. We serve as the Holding LP’s managing general partner and have sole authority for the management and control of the Holding LP. The Holding LP owns, directly or indirectly, all of the common shares of each of (i) BIP Bermuda Holdings I Limited, a corporation incorporated under the laws of Bermuda, (ii) Brookfield Infrastructure Holdings (Canada) Inc., a corporation incorporated under the laws of Ontario, and (iii) Brookfield Infrastructure US Holdings I Corporation, a corporation incorporated under the laws of the State of Delaware.

We are a leading global infrastructure company that owns and operates high quality, long-life assets in the utilities, transport, energy and data infrastructure sectors across North and South America, Asia Pacific and Europe. We are focused on assets that generate stable cash flows and require minimal maintenance capital expenditures. The LP Units are listed on the NYSE and the TSX. For additional information, see our Annual Report, which is incorporated by reference into this prospectus.

Brookfield Infrastructure Corporation

We expect to make the Special Distribution to the holders of our LP Units of approximately 46.5 million Exchangeable Shares of BIPC on or about the distribution date. BIPC is a corporation incorporated under, and governed by, the laws of British Columbia. Each Exchangeable Share will be structured with the intention of providing an economic return equivalent to one LP Units (subject to adjustment to reflect certain capital events). Each Exchangeable Share will receive identical dividends to the distributions paid on each LP Unit, and will be exchangeable at the option of the holder for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent, as more fully described in this prospectus. See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.”

Immediately prior to the Special Distribution, the Partnership will receive Exchangeable Shares through a distribution in specie by Holding LP (the “Holding LP Distribution”) of Exchangeable Shares to all the holders of its equity units (which does not include preferred partnership units). As a result of the Holding LP Distribution, approximately 13.7 million Exchangeable Shares will be distributed to Brookfield on its indirectly owned RPUs (as defined below) and special general partner units in Holding LP.

Brookfield will also enter into a rights agreement (the “Rights Agreement”) pursuant to which Brookfield will agree that, until the fifth anniversary of the distribution date, in the event that, on the applicable specified exchange date with respect to any subject Exchangeable Shares, (i) BIPC has not satisfied its obligation under its articles and notice of articles (“BIPC’s articles”) of delivering the LP Units amount or its cash equivalent amount and (ii) we have not, upon our election in our sole and absolute discretion, acquired such subject Exchangeable Shares from the holder thereof and delivered the LP Units amount or its cash equivalent, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such subject Exchangeable Shares for the LP Units amount or its cash equivalent. The holders of Exchangeable Shares have a right to receive the LP Units amount or its cash equivalent in such circumstances.

The Partnership will pay all expenses of effecting the exchanges pursuant to this prospectus.

See “Exchange Rights of Exchangeable Shares for LP Units” for more information.

LP Units

As of December 31, 2019, there were 293,528,515 LP Units and 121,952,992 redeemable partnership units (“RPUs”) of Holding LP outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis. All of the RPUs are currently owned by Brookfield.

On October 16, 2018, Brookfield Infrastructure Partners Exchange LP (“Exchange LP”), one of our subsidiaries, issued 5,726,170 exchangeable limited partnership units of Exchange LP (“Exchangeable LP Units”) in connection with the privatization of Enercare Inc. Each Exchangeable LP Unit is exchangeable for one Unit. As of December 31, 2019, there were 1,236,156 Exchangeable LP Units outstanding.

Tax Consequences of Exchanges and Ownership of LP Units

Please see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” for a summary of material Canadian and U.S. federal income tax considerations that may be relevant to holders of Exchangeable Shares if such holders exchange their Exchangeable Shares for LP Units. Because the specific tax consequences to such holders will depend upon each of their specific circumstances, holders are strongly urged to consult their own tax advisor(s) regarding any Canadian and/or U.S. federal, state and local tax consequences specific to such holders.

RISK FACTORS

An investment in the LP Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and securities regulatory authorities in Canada, which are incorporated in this prospectus. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision: See “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to Exchanging Exchangeable Shares for LP Units

The exchange of Exchangeable Shares for LP Units may result in the U.S. federal income taxation of any gain realized by a U.S. Holder.

Depending on the facts and circumstances, the exchange by a U.S. Holder (as defined below) of Exchangeable Shares for LP Units may result in the U.S. federal income taxation of any gain realized by such U.S. Holder. In general, a U.S. Holder exchanging Exchangeable Shares for LP Units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of LP Units by Brookfield pursuant to the Rights Agreement or (ii) if the exchange request is satisfied by the delivery of LP Units by BIPC and the exchange is, within the meaning of Section 302(b) of the U.S. Internal Revenue Code, in “complete termination” of the U.S. Holder’s equity interest in BIPC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the Exchangeable Shares and other equity interests in BIPC actually owned but also other equity interests in BIPC treated as constructively owned by such U.S. Holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of LP Units by BIPC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a taxable distribution equal to the amount of cash and the fair market value of property received (such as LP Units) without any offset for a U.S. Holder’s tax basis in the Exchangeable Shares exchanged.

In general, if the Partnership satisfies an exchange request by delivering LP Units to a U.S. Holder pursuant to the Partnership’s exercise of the Partnership Call Right (as defined below), then the U.S. Holder’s exchange of Exchangeable Shares for LP Units will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, unless the Partnership (i) is a publicly traded partnership treated as a corporation or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the U.S. Internal Revenue Code. In the case described in (i) or (ii) of the preceding sentence, a U.S. Holder may recognize gain upon the exchange. The general partner of the Partnership believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the holders’ rights in the event of the liquidation or dissolution of BIPC (or the Partnership) and the terms of the Exchangeable Shares, which are intended to provide an economic return equivalent to the LP Units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the Partnership currently expects that a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. Accordingly, the general partner of the Partnership currently expects a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the Partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If Section 721(a) of the U.S. Internal Revenue Code does not apply, then a U.S. Holder who exchanges Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right will be treated as if such holder had sold in a taxable transaction such holder’s Exchangeable Shares to the Partnership for cash in an amount equal to the value of the LP Units received.

Even if a U.S. Holder’s transfer of Exchangeable Shares in exchange for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, the general partner of the Partnership currently expects for the Partnership and Holding LP to immediately undertake subsequent transfers of such Exchangeable Shares that would result in the allocation to such U.S. Holder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. If, contrary to the current expectations of the general partner of the Partnership, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the Partnership or Holding LP of Exchangeable Shares transferred by a U.S. Holder for LP Units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. Holder could, nonetheless, be required to recognize part or all of the built-in gain in its Class A Shares deferred as a result of such exchange under Section 737 or Section 707(a) of the U.S. Internal Revenue Code, depending on whether the Partnership or Holding LP were to make certain types of distributions to such U.S. Holder following the exchange.

For a more complete discussion of the U.S. federal income tax consequences of the exchange of Exchangeable Shares for LP Units, see “Material United States Federal Income Tax Considerations” below. The U.S. federal income tax consequences of exchanging Exchangeable Shares for LP Units are complex, and each U.S. Holder should consult its own tax advisor regarding such consequences in light of such holder’s particular circumstances.

Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.

If BIPC ceases to qualify as a “mutual fund corporation” under the Tax Act (as defined below), the income tax considerations described under the heading “Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.

In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of BIPC, the Partnership and the exchange of Exchangeable Shares for LP Units as described in this prospectus will not be changed in a manner that adversely affects shareholders or unitholders, or that such tax laws will not be administered in a way that is less advantageous to BIPC, the Partnership, shareholders or unitholders.

Your investment may change upon an exchange of Exchangeable Shares for LP Units.

If you exchange Exchangeable Shares pursuant to the terms set forth in BIPC’s articles or the Rights Agreement, you may receive LP units or cash in exchange for such Class A Shares. To the extent that you receive LP Units in any such exchange, you will become a holder of limited partnership units of a Bermuda limited partnership rather than a holder of a security of a British Columbia corporation. We are organized as an exempted limited partnership under the laws of Bermuda, whereas BIPC is organized as a British Columbia corporation. Therefore, recipients of LP Units following an exchange of Exchangeable Shares for LP Units will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of Exchangeable Shares. See “Comparison of Rights of Holders of Exchangeable

Shares and LP Units.” Although the Exchangeable Shares are intended to provide an economic return, including with respect to distributions, equivalent to the LP Units, we can provide no assurance that the LP Units will trade at comparable market prices to the Exchangeable Shares.

The LP Units may not trade at the same price as the Exchangeable Shares.

Although the Exchangeable Shares are intended to provide an economic return that is equivalent to the LP Units, there can be no assurance that the market price of LP Units will be equal to the market price of Exchangeable Shares at any time. If BIPC redeems the Exchangeable Shares (which can be done without the consent of the holders) at a time when the trading price of the Exchangeable Shares is greater than the trading price of the LP Units, holders will receive LP Units (or its cash equivalent with a lower trading price. Factors that could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in dividends to holders of Exchangeable Shares versus distributions to holders of LP Units, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only Brookfield Infrastructure or BIPC; and

•	difficulty in the exchange mechanics between Exchangeable Shares and LP Units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

Any holder requesting an exchange of their Exchangeable Shares for which BIPC or the Partnership elects to provide LP Units in satisfaction of the exchange amount may experience a delay in receiving such LP Units, which may affect the value of the LP Units the holder receives in an exchange.

Each Exchangeable Share will be exchangeable at the option of the holder for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BIPC or the Partnership). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.” Any holder whose Exchangeable Shares are subsequently exchanged for LP Units or its cash equivalent will not receive such LP Units or cash for up to ten (10) business days after the applicable request is received. During this period, the market price of LP Units may decrease. Any such decrease would affect the value of the consideration to be received by the holder of Exchangeable Shares on the effective date of the exchange.

Exchanges of Exchangeable Shares for LP Units may negatively affect the market price of the LP units, and additional issuances of Exchangeable Shares would be dilutive to the LP Units.

Upon completion of the Special Distribution, each Exchangeable Share will be exchangeable by the holder thereof for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.” If our group elects to deliver LP Units in satisfaction of any such exchange request, a significant number of additional LP Units may be issued from time to time which could have a negative impact on the market price for LP Units. Additionally, any Exchangeable Shares issued by BIPC in the future will be exchangeable on the same terms as the Exchangeable Shares distributed in the Special Distribution, and, accordingly, any future exchanges satisfied by the delivery of LP Units would dilute the percentage interest of existing holders of the LP Units and may reduce the market price of the LP Units.

Our group has the right to elect whether holders of Exchangeable Shares to receive cash or LP Units upon a liquidation, exchange or redemption event.

In the event that (i) there is a liquidation, dissolution or winding up of BIPC or the Partnership, (ii) BIPC or the Partnership exercises its right to redeem (or cause the redemption of) all of the then outstanding

Exchangeable Shares, or (iii) a holder of Exchangeable Shares requests an exchange of Exchangeable Shares, holders of Exchangeable Shares shall be entitled to receive one LP Unit per Exchangeable Share held (subject to adjustment to reflect certain capital events as described in elsewhere in this prospectus and certain other payment obligations in the case of a liquidation, dissolution or winding up of BIPC or the Partnership) or its cash equivalent. The form of payment will be determined at the election of our group so holders of LP Units and Exchangeable Shares will not know whether cash or LP Units will be delivered in connection with any of the events described above. BIPC and the Partnership currently intend to satisfy any exchange requests on the Exchangeable Shares through the delivery of LP Units rather than cash.

BIPC or the Partnership may issue additional Exchangeable Shares or LP Units, respectively, in the future, including in lieu of incurring indebtedness, which may dilute holders of our group’s equity securities. BIPC or the Partnership may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our group’s equity holders.

Subject to the terms of any of BIPC securities then outstanding, BIPC may issue additional securities, including Exchangeable Shares, class B shares, class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as BIPC’s board may determine. Subject to the terms of any of BIPC securities then outstanding, BIPC’s board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in BIPC’s profits, losses and dividends, any rights to receive BIPC’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BIPC securities then outstanding, BIPC’s board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the Exchangeable Shares.

Similarly, under the Partnership’s limited partnership agreement, subject to the terms of any preferred units then outstanding, the Partnership’s general partner may issue additional partnership securities, including LP Units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of the Partnership’s general partner may determine. Subject to the terms of any of the Partnership securities then outstanding, the board of the Partnership’s general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in the Partnership’s profits, losses and dividends, any rights to receive the Partnership’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of the Partnership securities then outstanding, the board of the Partnership’s general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the LP Units.

The sale or issuance of a substantial number of Exchangeable Shares, the LP Units or other equity securities of BIPC or the Partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of LP Units and impair the Partnership’s ability to raise capital through the sale of additional LP Units. We cannot predict the effect that future sales or issuances of Exchangeable Shares, LP Units or other equity securities would have on the market price of the LP Units. Subject to the terms of any of our securities then outstanding, holders of LP Units will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

The Rights Agreement will terminate on the fifth anniversary of the distribution date.

The Rights Agreement will terminate on the fifth anniversary of the distribution date, unless otherwise terminated earlier pursuant to its terms. After such date, holders of Exchangeable Shares will no longer have the benefit of protections provided for by the Rights Agreement and will be reliant on the rights provided for in BIPC’s articles. In the event that BIPC or the Partnership fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the secondary exchange rights. See “Exchanges of Exchangeable Shares for LP Units — Primary Exchange Rights”

USE OF PROCEEDS

None of the Partnership, BIPC or Brookfield will receive any cash proceeds from the issuance or delivery of any LP Units upon exchange, redemption or acquisition, as applicable, of Exchangeable Shares pursuant to this prospectus. See “Exchange of Exchangeable Shares for LP Units” below.

CAPITALIZATION

The following table sets forth our cash and capitalization as at December 31, 2019, on an actual basis and after giving effect to the Holding LP Distribution, the Special Distribution and the transfer of BUUK Infrastructure Holdings Limited (“BUUK”) and Nova Tranportadora do Sudeste S.A. (“NTS”) from the Partnership to BIPC as though it had occurred on December 31, 2019, and for the year ended December 31, 2019 as if the Special Distribution and the transfer of BUUK and NTS from the Partnership took place on January 1, 2019.

The effect of the Special Distribution on the Partnership’s financial statements will be such that Exchangeable Shares issued by BIPC will be classified as non-controlling interests within the consolidated financial statements of the Partnership on the basis that these Exchangeable Shares represent equity in a subsidiary not attributable, directly or indirectly, to the parent, being the Partnership. Consequently, Partnership capital attributed to limited partners, non-controlling interest-redeemable Partnership units held by Brookfield, the general partner of the Partnership, and Exchange LP unitholders will be reduced by $500 million, $208 million, $3 million, and $nil, respectively, as at the effective date of the Special Distribution with a corresponding increase in the amount of non-controlling interest attributable to the Exchangeable Shares. The effect of the Special Distribution on the consolidated financial statements of the Partnership relating to Partnership capital, net income attributable to the unitholders and non-controlling interest attributable to Exchangeable Shares, and basic and diluted earnings per unit attributable to limited partners is as follows:

US$ MILLIONS	Actual	Following the special distribution
As of December 31, 2019
Assets
Cash and cash equivalents	$827	$827
Non-recourse borrowings	18,544	18,544

Partnership Capital
Limited Partners
Limited partners’ capital	5,495	5,495
Retained deficit	(1,430)	(1,832)
Ownership changes	510	459
Accumulated other comprehensive income	473	426

Total partnership capital	5,048	4,548
General Partner
General partners’ capital	19	19
Retained earnings (deficit)	1	(2)
Accumulated other comprehensive income	4	4

Total partnership capital attributable	24	21

Non-Controlling Interest—Redeemable Partnership Units held by Brookfield
Redeemable partnership units held by Brookfield	2,328	2,328
Retained deficit	(613)	(789)
Ownership changes	101	91
Accumulated other comprehensive income	223	201

Total non-controlling interest—Redeemable Partnership Units held by Brookfield	2,039	1,831
Non-controlling interest—Exchange LP Units	18	18
Non-controlling interest—BIPC	—	711
Non-controlling interest—in operating subsidiaries	14,113	14,113
Preferred Unitholders Capital	935	935

Total partners’ capital	$22,177	$22,177

US$ MILLIONS, EXCEPT PER UNIT AMOUNTS	Actual	Following the special distribution
For the year ended December 31, 2019
Net Income	$650	$650

Attributable to:
Limited partners	52	47
General Partner	159	159
Non-controlling interest attributable to:
Redeemable Partnership Units held by Brookfield	22	20
Exchange LP Units	—	—
BIPC	—	7
Interest of others in operating subsidiaries	417	417

Basic and diluted earnings per limited partner unit:	$0.07	$0.06

EXCHANGES OF EXCHANGEABLE SHARES FOR LP UNITS

The exchange rights relating to the Exchangeable Shares are set forth in BIPC’s articles and the Rights Agreement, which will be effective prior to the consummation of the Special Distribution, and are filed as exhibits to the registration statement of which this prospectus forms a part. Upon exchange, holders of Exchangeable Shares will receive, with respect to each exchanged share, either (i) one LP Unit or (ii) cash in an amount equivalent to the market value of one LP Unit, in each case as described in further detail below.

Primary Exchange Rights

At any time after the distribution date, holders of Exchangeable Shares shall have the right to exchange all or a portion of their Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of BIPC and the Partnership). See “—Adjustments to Reflect Certain Capital Events” below. If you hold Exchangeable Shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of Exchangeable Shares, please contact BIPC’s transfer agent and follow the process described below. BIPC and the Partnership currently intends to satisfy any exchange, redemption or acquisition of Exchangeable Shares through the delivery of LP Units rather than cash.

Each holder of Exchangeable Shares who wishes to exchange one or more of his or her Exchangeable Shares for LP Units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BIPC’s transfer agent. Upon receipt of a notice of exchange, BIPC shall, within ten (10) business days after the date that the notice of exchange is received by BIPC’s transfer agent, deliver to the tendering holder of Exchangeable Shares, in accordance with instructions set forth in the notice of exchange, one LP Unit per Exchangeable Share held (subject to adjustments in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of BIPC. See “—Adjustments to Reflect Certain Capital Events” below. Upon completion of the exchange of any Exchangeable Shares as described herein, the holder of Exchangeable Shares who has exchanged their Exchangeable Shares will have no further right, with respect to any Exchangeable Shares so exchanged, to receive any dividends on Exchangeable Shares with a record date on or after the date on which such Exchangeable Shares are exchanged.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to BIPC by or on behalf of a tendering holder of Exchangeable Shares, BIPC will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and the Partnership a written notification of BIPC’s receipt of such notice of exchange setting forth the identity of the holder of Exchangeable Shares who wishes to exchange such Exchangeable Shares and the number of Exchangeable Shares to be exchanged. The Partnership may elect to satisfy BIPC’s exchange obligation by acquiring all of the tendered Exchangeable Shares in exchange for one LP Unit per Exchangeable Share held (subject to adjustments in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of the Partnership). See “—Adjustments to Reflect Certain Capital Events” below. If the Partnership elects to satisfy BIPC’s exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BIPC’s transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BIPC’s transfer agent by delivering to such holder of Exchangeable Shares the LP Units or its cash equivalent.

In the event that a tendering holder of Exchangeable Shares has not received the number of LP Units or its cash equivalent (the form of payment to be determined by us or the Partnership in each of their sole discretion) in satisfaction of the tendered Exchangeable Shares, then such tendering holder of Exchangeable Shares will be entitled to receive the equivalent of such cash amount or LP Units amount from Brookfield pursuant to the Rights Agreement until the fifth anniversary of the distribution date. In this scenario, the tendered Exchangeable Shares will be delivered to the rights agent (as defined below) in exchange for the delivery of the equivalent of the cash amount or LP Units amount from a collateral account of Brookfield administered by the rights agent. See the section entitled “—Secondary Exchange Rights” below for a further description of the Rights Agreement. Prior to completion of the Special Distribution, the Partnership will agree to indemnify Brookfield, in its capacity as selling unitholder, for certain liabilities under applicable securities laws concerning selling unitholders, in connection with any LP Units delivered by Brookfield pursuant to the Rights Agreement.

No Fractional Units. No fractional LP Units will be issued or delivered upon exchange of Exchangeable Shares. In lieu of any fractional LP Units to which the tendering holder of Exchangeable Shares would otherwise be entitled at BIPC’s or the Partnership’s election, BIPC or the Partnership, as applicable, will pay an amount in cash equal to the LP Unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a LP Unit.

Adjustments to Reflect Certain Capital Events. The conversion factor (which initially shall be one) is subject to adjustment in accordance with BIPC’s articles to reflect certain capital events, including (i) if the Partnership or BIPC declares or pays a distribution to its unitholders consisting wholly or partly of LP Units or a dividend to its shareholders consisting wholly or partly of Exchangeable Shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the Partnership or BIPC splits, subdivides, reverse-splits or combines its outstanding LP Units or Exchangeable Shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the Partnership or BIPC distributes any rights, options or warrants to all or substantially all holders of its LP Units or Exchangeable Shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire LP Units or Exchangeable Shares (or other securities or rights convertible into, exchangeable for or exercisable for LP Units or Exchangeable Shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the Partnership distributes to all or substantially all holders of LP Units evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BIPC; or (v) if the Partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the LP Units (but excluding for all purposes any exchange or tender offer to exchange LP Units for Exchangeable Shares or any other security economically equivalent to LP Units), to the extent that the cash and value of any other consideration included in the payment per LP Unit exceeds certain thresholds.

Secondary Exchange Rights

Brookfield will enter into the Rights Agreement with Wilmington Trust, National Association (the “rights agent”), pursuant to which Brookfield has agreed that, until the fifth anniversary of the distribution date, upon an exchange of Exchangeable Shares, if BIPC has not satisfied its obligation under BIPC’s articles by delivering the LP Units amount or its cash equivalent amount (or the Partnership has not exercised its call right), Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such Exchangeable Shares for the LP Units amount or its cash equivalent. Brookfield currently intends to satisfy any exchange requests on the Exchangeable Shares through the delivery of LP Units rather than cash. After the expiry of the Rights Agreement, holders of Exchangeable Shares will continue to have all of the rights provided for in BIPC’s articles but will no longer be entitled to rely on the secondary exchange rights. The summary below assumes that the Rights Agreement has been entered into as of the date hereof.

Appointment of Rights Agent; Term. The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of Exchangeable Shares. Pursuant to and subject to the terms and conditions set forth in BIPC’s articles, a holder of Exchangeable Shares may request to exchange each Exchangeable Share (“subject Exchangeable Share”) for one LP Unit per Exchangeable Share held (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BIPC and the Partnership). See “ —Primary Exchange Rights—Adjustments to Reflect Certain Capital Events” above. Upon receipt of a notice of exchange, BIPC shall, within ten (10) business days after the date that the notice of exchange is received by BIPC’s transfer agent (the “specified exchange date”), deliver to the tendering holder of Exchangeable Shares, such LP Unit or cash amount. See above under “ —Primary Exchange Rights”. Pursuant to the Rights Agreement, Brookfield has agreed that, in the event that, on the applicable specified exchange date with respect to any subject Exchangeable Shares, (i) BIPC has not satisfied its obligation under its articles by delivering the applicable LP Unit or cash amount and (ii) the Partnership has not, upon its election in its sole and absolute discretion, acquired such subject Exchangeable Share from the holder thereof and delivered the applicable LP Unit or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such subject Exchangeable Shares for the LP Unit or the cash amount. The holders of Exchangeable Shares have a right to receive the LP Units amount or the cash amount in such circumstances (the “Secondary Exchange Rights”).

The Secondary Exchange Rights are a part of the terms of the Exchangeable Shares and may not be evidenced, transferred or assigned separate or apart from the Exchangeable Shares. The obligations of the rights agent under the Rights Agreement will become effective on the distribution date.

This Rights Agreement will terminate on the fifth anniversary of the distribution date, unless otherwise terminated pursuant to its terms as described below.

As of the date of the Rights Agreement, Brookfield will represent and warrant that Brookfield has the financial capacity to pay and perform its obligations under the Rights Agreement.

Satisfaction of Secondary Exchange Rights. In accordance with the Rights Agreement, Brookfield has agreed to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in BIPC’s articles. The rights agent has agreed to establish a collateral account, and Brookfield will contribute an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the rights agent to exchange subject Exchangeable Shares for the cash amount or the LP Units amount in accordance with the Rights Agreement.

In accordance with BIPC’s articles, BIPC is required to deliver a notice (the “company notice”) to the rights agent and Brookfield on the specified exchange date if the conditions to the exercise of the Secondary Exchange Rights with respect to any subject Exchangeable Shares have been satisfied. The company notice must set forth the LP Units amount and the cash amount for such subject Exchangeable Shares and any necessary wire transfer or other delivery instructions.

Brookfield may provide notice to the rights agent by the business day immediately following receipt of the company notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such notice from Brookfield, the rights agent must exchange the subject

Exchangeable Shares for a number of LP Units held in the collateral account equal to the LP Units amount and promptly, and in any event within two (2) business days, deliver such LP Units from the collateral account to the holder of the subject Exchangeable Shares. If there are not enough LP Units in the collateral account to satisfy the LP Units amount with respect to one or more of such subject Exchangeable Shares, the rights agent will exchange such subject Exchangeable Shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two business days, deliver the cash amount to the holder of the subject Exchangeable Shares.

If the holder of subject Exchangeable Shares has not received the LP Units amount or the cash amount by the specified exchange date, the holder of subject Exchangeable Shares may deliver, or cause to be delivered, a notice (an “Exchanging Shareholder notice”) to the rights agent and Brookfield. The Exchanging Shareholder notice must set forth the number of such subject Exchangeable Shares and any necessary wire transfer or other delivery instructions. On the next business day following receipt of the Exchanging Shareholder notice, Brookfield will provide notice to the rights agent (i) setting forth the LP Units amount and the cash amount for such subject Exchangeable Shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject Exchangeable Share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the Exchanging Shareholder notice and the subject Exchangeable Shares, the rights agent will exchange such subject Exchangeable Shares for the LP Units amount from the collateral account or, if there are not enough LP Units in the collateral account, for the cash amount from the collateral account. With respect to any exchange of subject Exchangeable Shares, Brookfield may elect to instruct the rights agent to exchange the subject Exchangeable Shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.

In connection with the exercise by a holder of the Secondary Exchange Rights with respect to any subject Exchangeable Shares held through the Depository Trust Company (“DTC”), such holder will deliver to the rights agent such subject Exchangeable Shares pursuant to DTC’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such subject Exchangeable Shares a copy of the exchanging Exchangeable Shareholder notice, if applicable.

Receipt of Subject Exchangeable Shares; Withholding. Holders of subject Exchangeable Shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject Exchangeable Shares, the holder of such subject Exchangeable Shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of subject Exchangeable Shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the subject Exchangeable Shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the subject Exchangeable Shares in exchange for the LP Units amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining LP Units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the subject Exchangeable Shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

Units Record Date. Each former holder of subject Exchangeable Shares who receives the LP Units amount will be deemed to have become the owner of the LP Units as of the date upon which such subject Exchangeable Shares are duly surrendered in accordance with the Rights Agreement.

Collateral Account. Brookfield or its affiliates will establish one or more non-interest bearing trust accounts to be administered by the rights agent (the “collateral account(s)”). At all times on and after the date of issuance of any Exchangeable Shares by BIPC in connection with the Special Distribution, Brookfield will ensure that the aggregate of (i) the LP Units in or issuable pursuant to any convertible securities in the collateral account (the “collateral account LP Unit balance”), and (ii) the number of LP Units equal to the aggregate amount of cash in the collateral account divided by the value of a LP Unit (the “collateral cash balance” and, together with the collateral account LP Unit balance, the “collateral account balance”) will at all times be equal to or exceed the number of LP Units that is equal to the product of the total number of Exchangeable Shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with BIPC’s articles (the “required collateral account balance”).

If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, cause to be deposited into the collateral account either (i) a number of LP Units or any security convertible into or redeemable for LP Units (other than Exchangeable Shares) (the “LP Unit convertibles”), or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a LP Unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to BIPC’s articles.

Brookfield and its affiliates will not be entitled to withdraw any LP Unit or LP Unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to BIPC’s articles or a decrease in the number of Exchangeable Shares outstanding (excluding Exchangeable Shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the securities withdrawn.

If the collateral account contains any amount of cash in lieu of LP Units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account LP Unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a LP Unit (the “required collateral account cash balance”). If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.

Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of LP Units or LP Unit convertibles.

Registration of LP Units. Brookfield has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the LP Units in the collateral account, including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles, and the transfer of such LP Units from the collateral account to a holder of subject Exchangeable Shares, Brookfield will cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all LP Units (including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the LP Units in the collateral account, including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles, and the transfer of such LP Units from the collateral account to a holder of subject Exchangeable Shares, are registered under an effective shelf registration statement.

Termination or Amendment. This Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no Exchangeable Shares outstanding, other than Exchangeable Shares owned by Brookfield or its affiliates and (ii) the fifth anniversary of distribution date. Brookfield may not, without the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding Exchangeable Shares not held by Brookfield, voting as a class, and the approval of a majority of the independent directors of BIPC, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. After the expiry of the Rights Agreement, holders of Exchangeable Shares will continue to have all of the rights provided for in BIPC’s articles but will no longer be entitled to rely on the secondary exchange rights.

Redemption

BIPC’s board will have the right upon sixty (60) days prior written notice to holders of Exchangeable Shares to redeem all of the then outstanding Exchangeable Shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of Exchangeable Shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the LP Units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the Partnership approve an acquisition of the Partnership by way of arrangement or amalgamation; (iv) unitholders of the Partnership approve a restructuring or other reorganization of the Partnership; (v) there is a sale of all or substantially all of the Partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BIPC and its shareholders, that may result in adverse tax consequences for BIPC or its shareholders; or (vii) BIPC’s board, in its sole discretion, concludes that the unitholders of the Partnership or holders of Exchangeable Shares are adversely impacted by a fact, change or other circumstance relating to BIPC. For greater certainty, unitholders do not have the ability to vote on such redemption and the BIPC’s board’s decision to redeem all of the then outstanding Exchangeable Shares will be final. In addition, the holders of class B shares of BIPC may deliver a notice to BIPC specifying a redemption date upon which BIPC shall redeem all of the then outstanding Exchangeable Shares, and upon sixty (60) days’ prior written notice from BIPC to the holders of Exchangeable Shares and without the consent of holders of Exchangeable Shares, BIPC shall be required to redeem all of the then outstanding Exchangeable Shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of Exchangeable Shares shall be entitled to receive pursuant to such redemption one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BIPC). See “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events” above.

Notwithstanding the foregoing, upon any redemption event, the Partnership may elect to acquire all of the outstanding Exchangeable Shares in exchange for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of the Partnership). Unit holders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences. See “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events” above.

Liquidation

Upon any liquidation, dissolution or winding up of BIPC, and subject to the prior rights of holders of all classes and series of preferred shares and any other class of shares of BIPC ranking in priority or ratably with the Exchangeable Shares and after the payment in full to (i) any holder of Exchangeable Shares or class C shares of BIPC that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares of BIPC, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BIPC). See “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events” above. If, upon any such liquidation, dissolution or winding up, the assets of BIPC are insufficient to make such payment in full, then the assets of BIPC will be distributed among the holders of Exchangeable Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BIPC, the Partnership may elect to acquire all of the outstanding Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) plus all unpaid dividends, if any. See “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events” above. The acquisition by the Partnership of all the outstanding Exchangeable Shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BIPC. Unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of the Partnership

Upon any liquidation, dissolution or winding up of the Partnership, including where substantially concurrent with a liquidation, dissolution or winding up of BIPC, all of the then outstanding Exchangeable Shares will be automatically redeemed by BIPC on the day prior to the liquidation, dissolution or winding up of the Partnership. Each holder of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BIPC). See “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events” above.

Notwithstanding the foregoing, upon any such redemption, the Partnership may elect to acquire all of the outstanding Exchangeable Shares in exchange for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) plus all unpaid dividends, if any. See “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.” The acquisition by the Partnership of all the outstanding Exchangeable Shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BIPC. Unit holders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Registration Rights Agreement

Prior to the completion of the Special Distribution, BIPC, the Partnership and Brookfield will enter into a registration rights agreement (the "Registration Rights Agreement") comparable to the registration rights agreement existing between Brookfield and the Partnership. Under the Registration Rights Agreement, BIPC will agree that, upon the request of Brookfield, BIPC will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any of the Exchangeable Shares held by Brookfield. In the Registration Rights Agreement, BIPC will agree to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration on statement. This prospectus constitutes a prospectus of the Partnership with respect to the delivery of LP Units to holders of Exchangeable Shares upon exchange, redemption or acquisition of the Exchangeable Shares as contemplated by the Registration Rights Agreement.

DESCRIPTION OF THE PARTNERSHIP’S CAPITAL STRUCTURE

The following is a description of the material terms of the LP Units and a summary of certain terms of the Partnership’s limited partnership agreement, as amended (the “limited partnership agreement”), which is incorporated herein by reference. For more information on the limited partnership agreement, see Item 10.B, “Additional Information—Memorandum and Articles of Association—Description of Our Units and Our Limited Partnership Agreement” in our Annual Report, which is incorporated by reference herein.

As of December 31, 2019, there were 293,528,515 LP Units outstanding (415,481,507 LP Units assuming the exchange of all of Brookfield’s RPUs and 416,717,663 LP Units assuming the exchange of all of Brookfield’s RPUs and all of the Exchange LP Units), 4,989,265 Class A Preferred Units, Series 1, 4,989,262 Class A Preferred Units, Series 3, 9,986,588 Class A Preferred Units, Series 5, 11,979,750 Class A Preferred Units, Series 7, 7,986,595 Class A Preferred Units, Series 9 and 9,936,190 Class A Preferred Units, Series 11 outstanding and no Class A Preferred Units, Series 2, Class A Preferred Units, Series 4, Class A Preferred Units, Series 6, Class A Preferred Units, Series 8, Class A Preferred Units, Series 10 and Class A Preferred Units, Series 12 outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis. Brookfield owns approximately 29.6% of the Partnership assuming the exchange of all of Brookfield’s RPUs of Holding LP.

On October 16, 2018, Exchange LP issued 5,726,170 Exchangeable LP Units in connection with the privatization of Enercare Inc. Each Exchangeable LP Unit is exchangeable for one LP Unit. As of December 31, 2019, there were 1,236,156 Exchangeable LP Units outstanding.

The LP Units are non-voting limited partnership interests in the Partnership. Holders of LP Units are not entitled to the withdrawal or return of capital contributions in respect of the LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership’s limited partnership agreement or upon the liquidation of the Partnership as described in our Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in the Partnership’s limited partnership agreement, a holder of LP Units will not have priority over any other holder of LP Units, either as to the return of capital contributions or as to profits, losses or distributions. The LP Units rank junior to the Preferred LP Units with respect to priority in the payment of distributions and in the distribution of the assets of the Partnership in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, as further described in our Annual Report. Holders of LP Units will not be granted any preemptive or other similar right to acquire additional interests in the Partnership. In addition, holders of LP Units do not have any right to have their LP Units redeemed by the Partnership. For a more detailed description of the LP Units, please refer to our Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference.

Further, subject to the terms of any preferred LP Units then outstanding, our limited partnership agreement authorizes us to establish one or more classes, or one or more series of any such classes of preferred LP Units with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of our preferred LP Units, such as the Class A Preferred Units), as shall be determined by the Partnership’s general partner in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) the rights upon our dissolution and liquidation; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem our preferred LP Units (including sinking fund provisions); (v) whether such preferred LP Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each preferred LP Unit will be issued, evidenced by certificates and assigned or transferred; and (viii) the requirement, if any, of each such preferred LP Unit to consent to certain partnership matters.

COMPARISON OF RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES AND LP UNITS

BIPC is a corporation existing under British Columbia law. The Partnership is an exempted limited partnership existing under Bermuda law. The rights of holders of Exchangeable Shares will be governed by the Business Corporations Act (British Columbia) (“BCBCA”) and BIPC’s articles. The rights of holders of the LP Units are governed by the Partnership’s limited partnership agreement and certain provisions of Bermuda law.

The following comparison is a summary of certain material differences between the rights of holders of Exchangeable Shares and holders of the LP Units under the governing documents of BIPC and the Partnership and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the BCBCA, (ii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902, (iii) BIPC’s articles, (iv) the Partnership’s limited partnership agreement and (v) the bye-laws of the Partnership’s general partner.

This section does not include a complete description of all of the differences between the rights of holders of Exchangeable Shares and holders of the LP Units, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of British Columbia law and Bermuda law, as well as the governing documents of each of BIPC and the partnership, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of LP Units to whom this prospectus is delivered, by following the instructions listed under “Where You Can Find More Information”.

	EXCHANGEABLE SHARES	LP UNITS
Corporate Governance	BIPC is a corporation formed under the laws of the Province of British Columbia. The rights of holders of Exchangeable Shares, upon completion of the Special Distribution, will be governed by the BCBCA and BIPC’s articles.	The Partnership is a Bermuda—exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. The Partnership’s limited partnership agreement provides for the management and control of the Partnership by a general partner, the Partnership’s general partner.

Authorized Capital	BIPC is authorized to issue an unlimited number of: (i) Exchangeable Shares; (ii) class B shares; (iii) class C shares; (iv) class A senior preferred shares, issuable in series, and (v) class B junior preferred shares, issuable in series. All Exchangeable Shares, class B share, class C shares, class A senior preferred shares and class B junior preferred shares will be issued without par value. The number of authorized Exchangeable Shares can be changed in accordance with BIPC’s articles or, if the articles are silent, by special resolution, in accordance with s. 54(3)(c) of the BCBCA.

The Partnership’s interests consist of the general partner unit, which represents the general partnership interest, the LP Units and the preferred units, together with the units representing limited partnership interests in the Partnership, and any additional partnership interests representing limited partnership interests that it may issue in the future.

	EXCHANGEABLE SHARES	LP UNITS
The Partnership’s general partner has broad rights to cause the Partnership to issue additional partnership interests and may cause the Partnership to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners, subject to the terms of any preferred units then outstanding. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the Partnership’s general partner in its sole discretion, all without the approval of the Partnership’s limited partners.

Voting Rights

Except as otherwise expressly provided in the articles or as required by law, the holders of Exchangeable Shares and class B shares, will vote together and not as separate classes. Each holder of an Exchangeable Share will be entitled to cast one vote per Exchangeable Share on all matters submitted to a vote. On each such matter, the holders of class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the Exchangeable Shares. As Brookfield Infrastructure will hold all of the Class B Shares, it will hold 75% of the votes eligible to be cast on all matters where the Exchangeable Shares and Class B Shares vote together.

At any time that no Exchangeable Shares are outstanding and for any vote held only in respect of the class B shares, the holder of the class B shares will be entitled to cast one vote per class B shares. At any time that no Exchangeable Shares are outstanding, quorum will be at least one holder of class B shares.

Limited partners are not entitled to vote on matters relating to the Partnership, although holders of LP Units are entitled to consent to certain matters with respect to certain amendments to the Partnership’s limited partnership agreement and certain matters with respect to the withdrawal of the Partnership’s general partner. Each LP Unit entitles the holder thereof to one vote for the purposes of any approvals of holders of LP Units. In addition to their rights under the Partnership’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.

	EXCHANGEABLE SHARES	LP UNITS
Size of Board	Following completion of the Special Distribution, BIPC’s board will be set at eight (8) directors. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time-to-time by a resolution of BIPC’s shareholders and subject to its articles. BIPC expects that its board of directors will mirror the board of directors of the general partner of the Partnership, except for one additional non-overlapping director to assist BIPC with, among other things, resolving any conflicts of interest that may arise from BIPC’s relationship with Brookfield Infrastructure. John Fees will initially serve as the non-overlapping member of BIPC’s board of directors. Mr. Fees has served on the board of directors of the general partner of the Partnership since April 22, 2013 and will resign from such board of directors prior to the Special Distribution. If in the 12 months following the Special Distribution, BIPC considers a related party transaction in which the Partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. At least three (3) directors and at least a majority of the directors holding office must be independent of BIPC, as determined by the full board using the standards for independence established by the NYSE.

The Partnership’s general partner board is currently set at eight (8) directors. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time-to-time by a resolution of the shareholders of the Partnership’s general partner and subject to its bye-laws. At least three (3) directors and at least a majority of the directors holding office must be independent of the Partnership’s general partner and Brookfield, as determined by the full board of directors using the standards of independence established by NYSE.

Election and Removal of Directors	BIPC’s board is elected by its shareholders and each of its current directors will serve until the close of the next annual meeting of shareholders of BIPC or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the board may be filled and additional directors may be added by a resolution of BIPC’s shareholders or a vote of the directors then in office. A director may be removed from office by a special resolution duly passed by BIPC’s shareholders. A director will be automatically removed from BIPC’s board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes disqualified by law from acting as a director.	The Partnership’s general partner’s board of directors was elected by its shareholder and each of its current directors will serve until the close of the next annual meeting of shareholders of the Partnership’s general partner or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the Partnership’s general partner’s board of directors may be filled and additional directors may be added by a resolution of the shareholders of the Partnership’s general partner or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of the Partnership’s general partner or, if

	EXCHANGEABLE SHARES	LP UNITS
the director has been absent without leave from three consecutive meetings of the board of directors, by a written resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director.

Process to Amend the Governing Instruments

BIPC may from time to time amend, modify or repeal any provision contained in the notice of articles or the articles of BIPC in a manner authorized by the BCBCA.

Under the BCBCA, alteration of the notice of articles generally requires authorization by either court order, by a two-thirds (2/3rds) vote of all voting shares or by the methods specified in BIPC’s articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Under the BCBCA, BIPC may resolve to alter its articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in our articles or if neither the BCBCA or our articles specify the type of resolution, by a two-thirds (2/3rds) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such class or series must consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Amendments to the Partnership’s limited partnership agreement may be proposed only by or with the consent of the Partnership’s general partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the Partnership’s general partner must seek approval of a majority of outstanding LP Units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership interests in relation to other classes of Partnership interests may be approved by at least a majority of the type or class of Partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to, the Partnership’s general partner or any of its affiliates without the consent of the Partnership’s general partner, which may be given or withheld in its sole discretion. The provision of the Partnership’s limited partnership agreement preventing the amendments having the effects described in clauses (i) and (ii) above can be amended upon the approval of the holders of at least 90% of the outstanding LP Units.

EXCHANGEABLE SHARES	LP UNITS

Subject to applicable law, the Partnership’s general partner may generally make amendments to the Partnership’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of the Partnership, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with the Partnership’s limited partnership agreement; (iii) a change that the Partnership’s general partner determines is reasonable and necessary or appropriate for the Partnership to qualify or to continue its qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of the Partnership’s general partner to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that the Partnership’s general partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of the Partnership’s counsel, to prevent the Partnership or the Partnership’s general partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act, or similar legislation in other jurisdictions; (vi) subject to the terms of any preferred LP Units then outstanding, an amendment that the Partnership’s general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in the Partnership’s limited partnership agreement to be made by the Partnership’s general partner acting alone; (viii) an amendment effected, necessitated or contemplated by a merger or consolidation of the Partnership with one or more persons in accordance with the provisions of the Partnership’s limited partnership agreement; (ix) any

EXCHANGEABLE SHARES	LP UNITS

amendment that the partnership’s general partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the Partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the Partnership’s limited partnership agreement; (x) a change in the Partnership’s fiscal year and related changes; or (xi) any other amendments substantially similar to any of the matters described in (i) through (x) above.

In addition, the Partnership’s general partner may make amendments to the Partnership’s limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of the Partnership’s general partner: (i) do not adversely affect the Partnership’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of the LP Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the LP Units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by the Partnership’s general partner relating to splits or combinations of LP Units under the provisions of the Partnership’s limited partnership agreement; or (v) are required to effect the intent of the provisions of the Partnership’s limited partnership agreement or are otherwise contemplated by the Partnership’s limited partnership agreement.

The Partnership’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to the Partnership’s limited partnership agreement will become

	EXCHANGEABLE SHARES	LP UNITS

effective without the approval of holders of at least 90% of the LP Units, unless the Partnership obtains an opinion of counsel to the effect that the amendment will not (i) cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the Partnership’s general partner has not made the election described below under the section entitled “Qualification”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of the Partnership’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of Partnership interests in relation to other classes of Partnership interests will also require the approval of the holders of at least a majority of the outstanding Partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting LP Units constitute not less than the voting requirement sought to be reduced.

Special Meetings of the Shareholders	A special meeting of the shareholders for any purpose or purposes may be called only by BIPC’s board on a date not less than twenty one (21) days nor more than two (2) months after the sending of the notice of the meeting to each shareholder of record entitled to vote at such meeting.	The Partnership’s general partner may call special meetings of the limited partners at a time and place outside of Canada determined by the Partnership’s general partner on a date not less than ten (10) days nor more than sixty (60) days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the Partnership’s general partner (which may not be less than ten (10) nor more than sixty (60) days before the meeting) are entitled to notice of any meeting.

Written Consent in Lieu of Meeting	Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds (2/3rds) of the shares that carry the right to vote at general meetings being effective to approve an	Written consents may be solicited only by or on behalf of the Partnership’s general partner. Any such consent solicitation may specify that any written consents must be returned to the Partnership within the time period, which may not be less than twenty (20) days, specified by the Partnership’s general partner.

	EXCHANGEABLE SHARES	LP UNITS
action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution or an exceptional resolution.

For purposes of determining holders of Partnership interests entitled to provide consents to any action described above, the Partnership’s general partner may set a record date, which may be not less than ten (10) nor more than sixty (60) days before the date by which record holders are requested in writing by the Partnership’s general partner to provide such consents. Only those holders of Partnership interests on the record date established by the Partnership’s general partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Limitation of Liability and Indemnification of Directors and Officers

No director will be personally liable to BIPC or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the BCBCA. Under the BCBCA, no provision in BIPC’s articles or other contract relieves a director or officer from (a) the duty to act in accordance with the BCBCA and the regulations, or (b) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to BIPC.

To the fullest extent permitted by law, BIPC will indemnify any present or former director or officer of BIPC (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. BIPC may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BIPC the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BIPC within sixty

Under the Partnership’s limited partnership agreement, the Partnership is required to indemnify to the fullest extent permitted by law the Partnership’s general partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of a holding entity or operating entity of the Partnership and any other person designated by the Partnership’s general partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with the Partnership’s investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Partnership’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of the Partnership’s

EXCHANGEABLE SHARES	LP UNITS

(60) days after the receipt by BIPC of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the articles)

BIPC will not indemnify any present or former director or officer of BIPC for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the BCBCA.

general partner will not constitute a breach of the Partnership’s limited partnership agreement or any duties stated or implied by law or equity, including fiduciary duties. The Partnership’s limited partnership agreement requires the Partnership to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

The Partnership’s general partner’s bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition of a proceeding for which indemnification is sought.

Under the Partnership’s general partner’s bye-laws, the Partnership’s general partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders, employees or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with the Partnership’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Partnership’s general partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any

	EXCHANGEABLE SHARES	LP UNITS
duties stated or implied by law or equity, including fiduciary duties. The Partnership’s general partner’s bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Dividends and Distributions

Pursuant to BIPC’s articles and subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, each Exchangeable Share will entitle its holder to the Exchangeable dividend in a cash amount equal in value to (i) the amount of any distribution made on a LP Unit multiplied by (ii) the conversion factor determined in accordance with BIPC’s articles and in effect on the record date of such dividend (which conversion factor will initially be one, subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.” The record and payment dates for the dividends upon the Exchangeable Shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for distributions on the LP Units.

If the full amount of an Exchangeable dividend is not declared and paid concurrent with a distribution on the LP Units, then the undeclared or unpaid amount of such Exchangeable dividend shall accrue and accumulate (without interest), whether or not BIPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such Exchangeable dividend has been declared or authorized. Any Exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid Exchangeable dividends due which remain payable which

Distributions to partners of the Partnership will be made only as determined by the general partner in its sole discretion. However, the general partner will not be permitted to cause the Partnership to make a distribution if the Partnership does not have sufficient cash on hand to make the distribution, the distribution would render the Partnership insolvent, or if, in the opinion of the general partner, the distribution would leave the Partnership with insufficient funds to meet any future or contingent obligations, or the distribution would contravene applicable laws.

Subject to the terms of any preferred units outstanding, the general partner has sole authority to determine whether the Partnership will make distributions and the amount and timing of these distributions.

The Partnership has a distribution reinvestment plan for holders of its LP Units who are resident in Canada, the United States and Australia. Holders of LP Units who are not resident in Canada, the United States or Australia may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so.

	EXCHANGEABLE SHARES	LP UNITS
we refer to as unpaid dividends. All Exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the class C shares of BIPC. The holders of Exchangeable Shares shall not be entitled to any dividends from BIPC other than the Exchangeable dividends.

Exchange by Holder

At any time after the distribution date, holders of Exchangeable Shares shall have the right to exchange all or a portion of their Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price per LP Unit on the date of the request for exchange (or if not a trading day, the next trading day thereafter), plus all unpaid dividends, if any (the form of payment to be determined at the election of BIPC). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.”

The Partnership may elect to satisfy BIPC’s exchange obligation by acquiring all of the tendered Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter), plus all unpaid dividends, if any (the form of payment to be determined at the election of the Partnership). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.”

N/A.

	EXCHANGEABLE SHARES	LP UNITS
Redemption by Issuer

BIPC’s board will have the right upon sixty (60) days’ prior written notice to holders of Exchangeable Shares to redeem all of the then outstanding Exchangeable Shares at any time and for any reason, in its sole discretion subject to applicable law, including without limitation following the occurrence of certain redemption events described in “Exchanges of Exchangeable Shares for LP Units—Redemption.”. In addition, upon sixty (60) days’ prior written notice from the holder of class B shares of BIPC to holders of the Exchangeable Shares and without the consent of holders of Exchangeable Shares, BIPC shall be required to redeem all of the then outstanding Exchangeable Shares, subject to applicable law.

Upon any such redemption event, the holders of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price per LP Unit on the trading day immediately preceding the announcement of such redemption, plus all unpaid dividends, if any (the form of payment to be determined at the election of BIPC). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.”

Upon any liquidation, dissolution or winding up of the Partnership, including where substantially concurrent with a liquidation, dissolution or winding up of BIPC, all of the then outstanding Exchangeable Shares of BIPC will be automatically redeemed by BIPC on the day prior to the liquidation, dissolution or winding up of the partnership. Each holder of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the partnership) or its cash equivalent based on the NYSE closing price per LP Unit on the trading day immediately preceding the announcement of such redemption, plus all unpaid dividends, if any (the form of payment to be determined at the election of BIPC). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.”

N/A

	EXCHANGEABLE SHARES	LP UNITS

Qualification	N/A	If the Partnership’s general partner determines in its sole discretion that it is no longer in the Partnership’s best interests to continue as a partnership for U.S. federal income tax purposes, the Partnership’s general partner may elect to treat Partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Liquidation

Upon any liquidation, dissolution or winding up of BIPC, and subject to the prior rights of holders of preferred shares and any other class of shares of BIPC ranking in priority or ratably with the Exchangeable Shares and after the payment in full to (i) any holder of Exchangeable Shares or class C shares of BIPC that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the partnership) or its cash equivalent based on the NYSE closing price per LP Unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BIPC). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.” If, upon any such liquidation, dissolution or winding up, the assets of BIPC are insufficient to make such payment in full, then the assets of BIPC will be distributed among the holders of Exchangeable Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

The Partnership will terminate upon the earlier to occur of: (i) the date on which all of the Partnership’s assets have been disposed of or otherwise realized by the Partnership and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by the Partnership’s general partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of the Partnership; and (iii) at the election of the Partnership’s general partner, if the Partnership, as determined by the Partnership’s general partner, is required to register as an “investment company” under the Investment Company Act or similar legislation in other jurisdictions.

	EXCHANGEABLE SHARES	LP UNITS
Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BIPC, the Partnership may elect to acquire all of the outstanding Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) plus all unpaid dividends, if any. See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.” The acquisition by the Partnership of all the outstanding Exchangeable Shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BIPC.

The Partnership will be dissolved upon the withdrawal of the Partnership’s general partner as the general partner of the Partnership (unless a successor entity becomes the general partner pursuant to the Partnership’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of the partnership or an order to wind-up or liquidate the Partnership’s general partner without the appointment of a successor in compliance with the Partnership’s limited partnership agreement. The Partnership will be reconstituted and continue without dissolution if within 30 days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the general partner, but only if the Partnership receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

Upon the Partnership’s dissolution, unless the Partnership is continued as a new limited partnership, the liquidator authorized to wind-up the Partnership’s affairs will, acting with all of the powers of the Partnership’s general partner that the liquidator deems necessary or appropriate in its judgment, liquidate the Partnership’s assets and apply the proceeds of the liquidation first, to discharge the Partnership’s liabilities as provided in its limited partnership agreement and by law, then to the preferred units up to the amount of the liquidation entitlement of the preferred units, and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of the Partnership’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the partners.

Conversion	At any time after the distribution date, the Partnership, or any of its controlled subsidiaries, will be entitled to convert any Exchangeable Shares held to a class C share on a one-for-one basis.	N/A

	EXCHANGEABLE SHARES	LP UNITS

Fiduciary Duties	The directors of BIPC have three principal responsibilities under the BCBCA and BIPC’s articles, being (i) the duty to manage, (ii) the fiduciary duty, which is to act honestly and in good faith with a view to the best interests of BIPC, and (iii) the duty of care, which is to exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.	A general partner is required to act in good faith and in a manner which it reasonably believes to be in the best interests of a partnership. The partnership’s limited partnership agreement contains various express provisions that modify, waive and/or limit the fiduciary duties that might otherwise be owed to the partnership and the limited partners. These modifications inter alia restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit the general partner of the partnership to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.

Protection of Shareholders	Under the BCBCA, pursuant to the oppression remedy, any holder of Exchangeable Shares may apply to court for an order where the affairs of BIPC are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or where there has been some act of BIPC that is unfairly prejudicial to one or more of the shareholders. Under the BCBCA, pursuant to the derivative action remedy, a shareholder (including a beneficial shareholder) may bring an action in the name of and on behalf of BIPC to enforce a right, duty or obligation owed to BIPC that could be enforced by BIPC itself or to obtain damages for any such breach of right, duty or obligation.

There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.

Furthermore, the partnership’s limited partnership agreement also stipulates that unless otherwise determined by the general partner of the partnership, a Person (as defined in the limited partnership agreement) shall not have pre-emptive, preferential or other similar rights in respect to the issuance of a LP Unit.

Takeover Bids, Issuer Bids and Tender Offers	The Exchangeable Shares are not LP Units and will not be treated as LP Units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of Exchangeable Shares will not be entitled to participate in an offer or bid made to acquire units unless such offer has been extended to holders of Exchangeable Shares.	The LP Units are not Exchangeable Shares and will not be treated as Exchangeable Shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of LP Units will not be entitled to participate in an offer or bid made to acquire the Exchangeable Shares unless such offer has been extended to holders of LP Units.

SELLING UNITHOLDER

The table below sets forth information regarding beneficial ownership of LP Units by the selling unitholder as of December 31, 2019.

The percentage of beneficial ownership for the following table is based on 293,528,515 LP Units and an aggregate of 121,952,992 RPUs of Holding LP held by Brookfield as of December 31, 2019. Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the LP Units included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such LP Units.

Selling Unitholder	LP Units Beneficially Owned	Percentage of LP Units Outstanding	Maximum Number of LP Units That May Be Delivered upon Exchange of Exchangeable Shares	Percentage after Maximum Number of LP Units are Delivered upon Exchange
Brookfield Asset Management Inc.(1)	122,202,637	29.4%	46,500,000	18.2	%(2)

(1)

Brookfield may be deemed to be the beneficial owner of 122,202,637 LP Units that it holds through wholly-owned subsidiaries, constituting approximately 29.6% of the issued and outstanding LP Units, assuming that all of the RPUs of Holding LP are exchanged for LP Units. The table above excludes any Exchangeable Shares to be issued to Brookfield in connection with the Special Distribution. The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

(2)

The percentage shown assumes that all exchange requests of Exchangeable Shares are satisfied in reliance on the secondary exchange rights and no LP Units are delivered by the Partnership or BIPC in satisfaction of exchange requests on the Exchangeable Shares. The Partnership and BIPC currently intend to satisfy any exchange requests on the Exchangeable Shares through the delivery of LP Units rather than cash.

For a description of our relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield, please see Item 7.B, “Related Party Transactions—Relationship with Brookfield” in our Annual Report, which is incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by the Partnership or delivery by BIPC or Brookfield of up to an aggregate of 46.5 million LP Units, in each case in connection with the satisfaction of exchange requests by a holder of Exchangeable Shares of BIPC. No broker, dealer or underwriter has been engaged in connection with any such exchange. We will pay all expenses of effecting the exchanges pursuant to this prospectus.

For more information, see “Exchange of Exchangeable Shares for LP Units”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses material United States federal income tax considerations for holders relating to the exchange of Exchangeable Shares for LP Units as described in this prospectus as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”), on the regulations promulgated thereunder (the “Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the Partnership and the purchase, ownership, and disposition of LP Units set forth in Item 10.E “Taxation—Certain Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors—Risks Related to Taxation” in the Annual Report. The following discussion is limited as described in Item 10.E “Taxation—Certain Material U.S. Federal Income Tax Considerations” in the Annual Report and as described herein.

This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the LP Units or that will own (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of BIPC, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold Exchangeable Shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose Exchangeable Shares are loaned to a short seller to cover a short sale of Exchangeable Shares, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold Exchangeable Shares through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom the Exchangeable Shares are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long-term residents of the United States. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of preferred units of the Partnership, nor does this summary address any tax consequences to holders of exchangeable limited partnership units of Exchange LP. The actual tax consequences of the exchange of Exchangeable Shares for LP Units may vary depending on your individual circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Exchangeable Shares who is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Exchangeable Shares, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership holds Exchangeable Shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Exchangeable Shares should consult their own tax advisors.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax advisor concerning the U.S. federal, state and local income tax consequences of exchanging Exchangeable Shares for LP Units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of the Partnership and Holding LP

Each of the Partnership and Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. The partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

The general partner of the Partnership intends to manage the affairs of the Partnership and Holding LP so that the Partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, the general partner of the Partnership believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

The remainder of this summary assumes that the Partnership and Holding LP will be treated as partnerships for U.S. federal tax purposes.

Characterization of the Exchangeable Shares

The U.S. federal income tax consequences for holders of Exchangeable Shares relating to the exchange of Exchangeable Shares for LP Units will depend, in part, on whether the Exchangeable Shares are, for U.S. federal income tax purposes, treated as stock of BIPC and not as interests in the Partnership. The general partner of the Partnership intends to take the position and believes that the Exchangeable Shares are properly characterized as stock of BIPC for U.S. federal income tax purposes. However, the treatment of the Exchangeable Shares as stock of BIPC is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of instruments similar to the Exchangeable Shares. If the Exchangeable Shares are not treated as stock of BIPC, then a holder of Exchangeable Shares generally would be expected to be taxed in the same manner as a holder of LP Units. The remainder of this summary assumes that the Exchangeable Shares will be treated as stock of BIPC for U.S. federal income tax purposes.

Consequences to U.S. Holders

Exchange of Exchangeable Shares. Subject to the discussion below under the headings “—Exercise of the Partnership Call Right” and “—Passive Foreign Investment Company Considerations”, a U.S. Holder generally will recognize capital gain or loss upon an exchange at the request of the holder (other than an exchange that is treated as a distribution, as discussed below) of the Exchangeable Shares for LP Units equal to the difference between the amount realized upon the exchange and such holder’s adjusted tax basis in the shares so exchanged. The amount realized will equal the amount of cash plus the fair market value of any property (such as LP Units) received. Any such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the Exchangeable Shares exceeds one year at the time of the exchange. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. Holder (i) whose exchange request is satisfied by the delivery of cash or LP Units by Brookfield pursuant to the Rights Agreement or (ii) whose exchange request is satisfied by the delivery of cash by the Partnership pursuant to the exercise of the Partnership Call Right. For the U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of LP Units pursuant to the Partnership’s exercise of the Partnership Call Right, see the discussion below under the heading “—Exercise of the Partnership Call Right”. The U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of LP Units by BIPC is described in the following paragraph.

An exchange of Exchangeable Shares satisfied by BIPC will result in the recognition of gain or loss by a U.S. Holder, as described above, if such exchange is (i) in “complete termination” of the U.S. Holder’s equity interest in BIPC (within the meaning of Section 302(b)(3) of the U.S. Internal Revenue Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the U.S. Internal Revenue Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the U.S. Internal Revenue Code). In determining whether any of these tests has been met with respect to the exchange of the Shares, you may be required to take into account not only the Exchangeable Shares and other equity interests in BIPC that you actually own but also other equity interests in BIPC that you constructively own within the meaning of Section 318 of the U.S. Internal Revenue Code. If you own (actually or constructively) only an insubstantial percentage of the total equity interests in BIPC and exercise no control over BIPC’s corporate affairs, you may be entitled to sale or exchange treatment on an exchange of the Exchangeable Shares if you experience a reduction in your equity interest in BIPC (taking into account any constructively owned equity interests) as a result of the exchange.

If you meet none of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code, the exchange will be treated as a distribution with respect to Exchangeable Shares. Subject to the discussion below under the heading “—Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. Holder with respect to Exchangeable Shares (including any amounts withheld to pay Canadian withholding taxes) would be included in such holder’s gross income as a dividend to the extent paid out of BIPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of such distribution exceeds BIPC’s current and accumulated earnings and profits, it would be treated first as a tax-free return of a U.S. Holder’s tax basis in its Exchangeable Shares, and to the extent the amount of such distribution exceeds such U.S. Holder’s tax basis, the excess would be taxed as capital gain. In the event that the exchange is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash and the fair market value of property received (such as LP Units) without any offset for a U.S. Holder’s tax basis in the Exchangeable Shares. In such case, any tax basis in the exchanged Exchangeable Shares would be transferred to such U.S. Holder’s remaining Exchangeable Shares. Dividends received by non-corporate U.S. Holders may be subject to tax at preferential rates applicable to long-term capital gains, provided certain conditions are met. U.S. Holders should consult their tax advisors regarding the application of the relevant rules governing distributions with regard to their particular circumstances.

Because the determination as to whether any of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code is satisfied with respect to any particular U.S. Holder of Exchangeable Shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. Holder should consult its tax advisor regarding the tax treatment of the exchange of Exchangeable Shares for LP Units.

Exercise of the Partnership Call Right. The Partnership has the right to acquire Exchangeable Shares directly from a holder under certain circumstances in exchange for LP Units or cash (the “Partnership Call Right”). For the U.S. federal income tax consequences to a U.S. Holder of the exchange of Exchangeable Shares for cash pursuant to the exercise of the Partnership Call Right, see the discussion above under “—Exchange of Class A Shares”. The U.S. federal income tax consequences to a U.S. Holder of the exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code. For the exchange to so qualify, the Partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. With respect to the classification of the Partnership as a partnership, see the discussion above under “—Partnership Status of the Partnership and Holding LP”.

Section 721(b) of the U.S. Internal Revenue Code provides that Section 721(a) of the U.S. Internal Revenue Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the U.S. Internal Revenue Code) if the partnership were incorporated. Under Section 351 of the U.S. Internal Revenue Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the U.S. Internal Revenue Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances. Under the Treasury Regulations, a transfer ordinarily results in diversification if two or more persons transfer non-identical assets to a corporation in the exchange.

Based on the holders’ rights in the event of the liquidation or dissolution of BIPC (or the Partnership) and the terms of the Exchangeable Shares, which are intended to provide an economic return equivalent to the LP Units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the Partnership currently does not expect a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the U.S. Internal Revenue Code. Thus, the general partner of the Partnership currently expects such exchange to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the Partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If the Partnership were an investment company immediately following the exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right, and such exchange were to result in diversification of interests with respect to a U.S. Holder, then Section 721(a) of the U.S. Internal Revenue Code would not apply with respect to such holder, and such holder would be treated as if such holder had sold in a taxable transaction such holder’s Exchangeable Shares to the Partnership for cash in an amount equal to the value of the LP Units received.

Even if a U.S. Holder’s transfer of Exchangeable Shares in exchange for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, the general partner of the Partnership currently expects for the Partnership and Holding LP to immediately undertake subsequent transfers of such Exchangeable Shares that would result in the allocation to such U.S. Holder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. If Section 704(c)(1) of the U.S. Internal Revenue Code applies with respect to a U.S. Holder, and such holder fails to disclose to the Partnership its basis in Exchangeable Shares exchanged for LP Units pursuant to the exercise of the Partnership Call Right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the U.S. Internal Revenue Code, the general partner of the Partnership intends to use a reasonable method to estimate such holder’s basis in the Exchangeable Shares exchanged for LP Units pursuant to the exercise of the Partnership Call Right. To ensure compliance with Section 704(c) of the U.S. Internal Revenue Code, such estimated basis could be lower than a U.S. Holder’s actual basis in its Exchangeable Shares. As a result, the amount of gain reported by the Partnership to the IRS with respect to such U.S. Holder in connection with such subsequent transfers could be greater than the correct amount.

If, contrary to the current expectations of the general partner of the Partnership, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the Partnership or Holding LP of Exchangeable Shares transferred by a U.S. Holder for LP Units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. Holder could, nonetheless, be required to recognize part or all of the built-in gain in its Exchangeable Shares deferred as a result of such exchange under other provisions of the U.S. Internal Revenue Code. Under Section 737 of the U.S. Internal Revenue Code, such U.S. Holder could be required to recognize built-in gain if the Partnership were to distribute any property of the Partnership other than money or Exchangeable Shares to such former holder of Exchangeable Shares within seven years of exercise of the Partnership Call Right. Under Section 707(a) of the U.S. Internal Revenue Code, such U.S. Holder could be required to recognize built-in gain if the Partnership were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. Holder within two years of exercise of the Partnership Call Right.

If Section 721(a) of the U.S. Internal Revenue Code applies to a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right by the Partnership and, contrary to the current expectations of the general partner of the Partnership, none of the special provisions (including Section 704(c)(1) of the U.S. Internal Revenue Code) described in the preceding paragraphs applies, then such U.S. Holder generally should not recognize gain or loss with respect to Exchangeable Shares treated as contributed to the Partnership in exchange for LP Units, except as described below under the heading “—Passive Foreign Investment Company Considerations”. The aggregate tax basis of the LP Units received by such U.S. Holder pursuant to the Partnership Call Right would be the same as the aggregate tax basis of the Exchangeable Shares (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of the Partnership’s liabilities, if any. The holding period of the LP Units received in exchange for Exchangeable Shares would include the holding period of the Exchangeable Shares surrendered in exchange therefor. A U.S. Holder who acquired different blocks of Exchangeable Shares at different times or different prices should consult its own tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in LP Units received in exchange for Exchangeable Shares.

For a general discussion of the U.S. federal income tax consequences to a U.S. Holder of owning and disposing of LP Units received in exchange for Exchangeable Shares, see the discussion in Item 10.E “Taxation—Certain Material U.S. Federal Income Tax Considerations” in the Annual Report. The U.S. federal income tax consequences of exchanging Exchangeable Shares for LP Units are complex, and each U.S. Holder should consult its own tax advisor regarding such consequences in light of such holder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse tax consequences could apply to a U.S. Holder if BIPC is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. Holder holds Exchangeable Shares. A non-U.S. corporation, such as BIPC, will be classified as a

PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its expected income, assets, and activities, BIPC does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC in 2021 or for the foreseeable future. However, the determination of whether BIPC is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of BIPC’s income and assets from time to time, there can be no assurance that BIPC will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with BIPC’s determination as to its PFIC status.

If BIPC were a PFIC for any taxable year during which a U.S. Holder held Exchangeable Shares, then any gain recognized by such U.S. Holder upon the sale or other taxable disposition of the Exchangeable Shares (such as gain from a taxable exchange of Exchangeable Shares for LP Units) generally would be allocated ratably over the U.S. Holder’s holding period for the Exchangeable Shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BIPC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Exchangeable Shares were to exceed 125% of the average of the annual distributions on the Exchangeable Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. Holder through such holder’s ownership of Exchangeable Shares. The same rules generally are expected to apply if BIPC (including any predecessor to BIPC) were classified as a PFIC for any taxable year preceding the Special Distribution, if, during such taxable year, a U.S. Holder indirectly owned an equity interest in BIPC through the Partnership.

Certain elections may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If you were to elect to treat your interest in BIPC as a “qualified electing fund” (“QEF election”) for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of our company, even if not distributed to you. A QEF election must be made by you on an entity-by-entity basis. To make a QEF election, you must, among other things, (i) obtain a PFIC annual information statement and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, BIPC intends to timely provide you with information related to its PFIC status and any other subsidiary that it is able to identify as a PFIC, including information necessary to make a QEF election with respect to each such entity.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BIPC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects, and the PFIC rules remain subject to recently proposed Treasury Regulations yet to be made final. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the recently proposed Treasury Regulations, as well as the potential consequences of having made any available election under the PFIC rules, with regard to such holder’s exchange of Exchangeable Shares for LP Units.

Additional Tax on Net Investment Income. Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of Exchangeable Shares. Each U.S. Holder that is an individual, estate or trust should consult its tax advisors regarding the applicability of this tax to its income and gains in respect of Exchangeable Shares.

Foreign Financial Asset Reporting. Certain U.S. Holders are required to report information relating to an interest in the Exchangeable Shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. Holders are urged to consult their own tax advisors regarding their information reporting obligations, if any, with respect to their exchange of Exchangeable Shares for LP Units.

Information Reporting and Backup Withholding. Distributions on Exchangeable Shares made to a U.S. Holder and proceeds from the sale or other disposition of Exchangeable Shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The exchange of Exchangeable Shares for LP Units by a Non-U.S. Holder generally will not be subject to U.S. federal income tax. Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the partnership in connection with its U.S. business, (c) a PFIC, (d) a controlled foreign corporation, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult their own tax advisors regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, LP UNITHOLDERS, BIPC, AND BIPC SHAREHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF CLASS A SHARES FOR LP UNITS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following describes the material Canadian federal income tax consequences with respect to the exchange of Exchangeable Shares for LP Units as described in this prospectus as of the date hereof by a holder who is the beneficial owner of such Exchangeable Shares and, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) deals at arm’s length and is not affiliated with BIPC and the Partnership and (ii) holds the Exchangeable Shares as capital property (a “Holder”). Generally, the Exchangeable Shares will be considered to be capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary should be read in conjunction with the discussion of the material Canadian federal income tax considerations associated with the holding and disposition of LP Units set forth in Item 10.E “Taxation—Certain Material Canadian Federal Income Tax Considerations” and Item 3.D “Risk Factors—Risks Related to Taxation” in the Partnership’s most recent Annual Report. The following discussion is limited as described in Item 10.E “Taxation—Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s most recent Annual Report and as described herein.

This summary assumes that at all relevant times (i) the Exchangeable Shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX) and (ii) neither the Partnership nor BIPC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. In addition, BIPC expects that at all relevant times, all or substantially all of its property and the units of the Partnership will not be “taxable Canadian property” as defined in the Tax Act. No assurance can be given in relation to the foregoing.

Following the Special Distribution, BIPC will qualify as a “mutual fund corporation” as defined in the Tax Act. BIPC intends to file the necessary election under the Tax Act so that it will be deemed to be a “public corporation” effective from the beginning of its first taxation year, and therefore can qualify as a “mutual fund corporation” throughout its first taxation year. BIPC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which Exchangeable Shares are outstanding and this summary assumes that will be the case.

This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds or acquires Exchangeable Shares or LP Units as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, or (iv) that has entered or will enter into a “derivative forward agreement” in respect of the Exchangeable Shares or the LP Units, each as defined in the Tax Act. Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of BIPC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act. Such holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation concerning the tax consequences to any particular Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective Holders should consult their own tax advisors having regard to their particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the disposition of Exchangeable Shares (including on an exchange for LP Units at the request of a Holder) must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, is resident or deemed to be resident in Canada under the Tax Act (a “Resident Holder”). Certain Resident Holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any Exchangeable Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Exchangeable Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Exchange of Exchangeable Shares. A Resident Holder who disposes of, or who is deemed to dispose of, Exchangeable Shares (including on an exchange for LP Units at the request of the Resident Holder), will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such shares and any reasonable costs of disposition.

In general, one-half of a capital gain realized by a Resident Holder in a taxation year must be included in income as a taxable capital gain. One-half of a capital loss realized by a Resident Holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of Exchangeable Shares may be reduced by the amount of any dividends received or deemed to be received by the Resident Holder on such Exchangeable Shares to the extent and under the circumstances described in the Tax Act. Similar rules may apply where Exchangeable Shares are owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such Resident Holders should consult their own advisors.

A taxable capital gain realized by a Resident Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

Additional Refundable Tax. A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains.

Taxation of Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Exchangeable Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Exchange of Exchangeable Shares. A Non-Resident Holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of Exchangeable Shares (including on an exchange for LP Units at the request of the Non-Resident Holder) unless the Exchangeable Shares are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, the Exchangeable Shares will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that BIPC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BIPC were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the Exchangeable Shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists.

BIPC expects that at all relevant times, all or substantially all of its property and the units of the Partnership will not be “taxable Canadian property”.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Exchangeable Shares may be deemed to be “taxable Canadian property.” Non-Resident Holders for whom Exchangeable Shares may constitute “taxable Canadian property” should consult their own tax advisors.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Appleby (Bermuda) Limited.

EXPERTS

The consolidated financial statements of the Partnership incorporated by reference from our Annual Report in this Prospectus and the effectiveness of the Partnership’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9. Deloitte LLP is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United  States).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bip.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. Our Annual Report on Form 20-F for the fiscal year ended December  31, 2019, filed with the SEC on February 28, 2020 (the “Annual Report”), including the description of our LP Units and any amendment or report filed for purposes of updating such description, is hereby incorporated by reference in this prospectus.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Brookfield Infrastructure Partners L.P.

Investor Relations

73 Front Street

5th Floor

Hamilton HM 12

Bermuda

Attn: Investor Relations and Communications

E-mail: bip.enquiries@brookfield.com

Tel: +1 441 294 3309

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

The Partnership is formed under the laws of Bermuda. A substantial portion of the Partnership’s assets are located outside of Canada and the United States and certain of the directors of our general partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The Partnership has expressly submitted to the jurisdiction of the Ontario courts and has appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, the directors of our general partner or the experts named in this prospectus since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States. The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the Partnership, the directors of our general partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the directors of our general partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the court had proper jurisdiction over the parties subject to the judgment according to Bermuda’s conflicts of law principles; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; and (v) there is due compliance with the applicable common law rules in Bermuda governing the enforcement of a foreign judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Partnership, the directors of our general partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

EXPENSES

The following are the estimated expenses incurred or expected to be incurred in connection with the exchanges of Exchangeable Shares for LP Units being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$313,487.13
Trustee and transfer agent fees	$20,000.00
Legal fees and expenses	$30,000.00
Accounting fees and expenses	$15,000.00

Total	$378,487.13

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The sections of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019 entitled “Item 6.A. Directors and Senior Management—Our Master Services Agreement—Indemnification and Limitations on Liability,” “Item 7.B. Related Party Transactions—Indemnification Arrangements,” “Item 10.B. Memorandum and Articles of Association—Description of Our Units, Preferred Units and Our Limited Partnership Agreement—Indemnification; Limitations on Liability,” and “Item 10.B. Memorandum and Articles of Association—Description of the Holding LP’s Limited Partnership Agreement—Indemnification; Limitations on Liability” include disclosure relating to the indemnification of certain of the Registrant’s affiliates and the directors and officers of the Registrant’s general partner and the Registrant’s service provider and are incorporated by reference herein.

Item 9.	EXHIBITS

The following exhibits have been filed or incorporated by reference as part of this Registration Statement on Form F-3:

EXHIBIT NUMBER	DESCRIPTION

3.1*	Certificate of registration of Brookfield Infrastructure Partners L.P., registered as of May 29, 2007-incorporated by reference to Exhibit 1.1 to the Partnership’s Registration Statement on Form 20-F filed July 31, 2007

3.2*	Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 16, 2018-incorporated by reference to Exhibit 99.1 to the Partnership’s Form 6-K filed February 16, 2018

3.3*	First Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated September 12, 2018-incorporated by reference to Exhibit 99.1 to the Partnership’s Form 6-K filed September 12, 2018

3.4*	Second Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 27, 2020-incorporated by reference to Exhibit 99.1 to the Partnership’s Form 6-K filed February 27, 2020

4.1+	Form of Articles of Incorporation of Brookfield Infrastructure Corporation

4.2*	Form of Rights Agreement, by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association

4.3*	Form of Registration Rights Agreement by and between Brookfield Infrastructure Corporation, Brookfield Infrastructure Partners L.P., and Brookfield Asset Management Inc.-incorporated by reference to Exhibit 10.23 to the Form F-1/A of the Partnership and BIPC filed on December 20, 2019

5.1+	Opinion of Appleby (Bermuda) Limited

23.1+	Consent of Deloitte LLP

23.2+	Consent of Appleby (Bermuda) Limited (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (included in the signature page to this Form F-3)

99.1*	Form of Notice of Exchange

+	Filed herewith.
*	Previously filed.

Item 10.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by or on behalf of the Registrant pursuant to Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date; and

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) by or on behalf of the Registrant that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, such Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 2 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton, Bermuda on March 10, 2020.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on March 10, 2020.

Signature	Title

* Samuel Pollock	Chief Executive Officer of Brookfield Infrastructure Group L.P. (Principal Executive Officer)

* Bahir Manios	Chief Financial Officer of Brookfield Infrastructure Group L.P. (Principal Financial and Accounting Officer)

* Anne Schaumburg	Chair of the Board, Director

* Jeffrey Blidner	Director

* William Cox	Director

* John Fees	Director

Roslyn Kelly	Director

* Derek Pannell	Director

* Daniel Muñiz Quintanilla	Director

* Rajeev Vasudeva	Director

*By	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Infrastructure Partners L.P. in the United States, on this 10th day of March, 2020.

BROOKFIELD INFRASTRUCTURE US HOLDINGS I CORPORATION

By:	/s/ Ralph Klatzkin
	Name:	Ralph Klatzkin
	Title:	President